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                                                                      EXHIBIT 21

                             SUBSIDIARIES OF THE COMPANY

    In the following list of subsidiaries of the Company, those companies which are indented represent subsidiaries of the corporation under which they are indented. 100% of the voting stock of each of the subsidiaries listed below is owned of record or beneficially by its indicated parent.




                                                           STATE OR OTHER
                                                           JURISDICTION OF
NAME                                                       INCORPORATION
----                                                       ---------------

BEVERLY BANCORPORATION, INC.                               Delaware

  Beverly National Bank                                    National

  Beverly Trust Company                                    Illinois